Exhibit 99.1

Blueknight Reports 23.9 Percent Increase in Distributable Cash Flow and
16.2 Percent Increase in Adjusted EBITDA in the Second Quarter

OKLAHOMA CITY - August 5, 2015 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced distributable cash flow of $13.3 million for the three months ended June 30, 2015, compared to $10.7 million for the three months ended June 30, 2014, an increase of 23.9%. Distributable cash flow for the six months ended June 30, 2015, was $24.3 million versus $20.7 million for the same period in 2014, an increase of 17.5%. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled "Non-GAAP Financial Measures.”

BKEP’s adjusted EBITDA was $17.2 million for the second quarter of 2015, compared to $14.8 million for the same period in 2014, an increase of 16.2%. Adjusted EBITDA was $30.1 million for the six months ended June 30, 2015, compared to $28.2 million for the same period in 2014, an increase of 6.6%. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $7.7 million on total revenues of $46.6 million for the three months ended June 30, 2015, versus net income of $3.6 million on total revenues of $45.8 million for the same period in 2014. BKEP recorded net income of $9.3 million on total revenues of $88.9 million for the six months ended June 30, 2015, compared to net income of $7.5 million on total revenues of $92.2 million for first half of 2014.

BKEP previously announced a second quarter 2015 cash distribution of $0.1425 per common unit, a 2.2% increase over the previous quarter’s distribution and a 7.5% increase over the second quarter 2014 distribution. The Partnership also announced a $0.17875 distribution per preferred unit payable on August 14, 2015. Distributions will be paid on all outstanding common and preferred units to unitholders of record as of the close of business on August 4, 2015. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended June 30, 2015, to be filed with the Securities and Exchange Commission on August 6, 2015.

Comments from BKEP CEO Mark Hurley:

“For the quarter, distributable cash flow and adjusted EBITDA jumped 24% and 16% respectively, representing strong results in a challenging market environment. Our balanced asset portfolio and high proportion of contracted cash flows provides consistency and enables us to navigate the volatility in commodity prices. These results were accented by an increase in our asphalt services operating margin, which was supported, in part, by the acquisition of the Cheyenne, Wyo., asphalt terminal in the second quarter. The Cheyenne acquisition marks our 43rd owned terminal and adds Wyoming to the list of states served by BKEP. We also realized a quarter over quarter increase of 23% in our crude oil pipeline services operating margin and an increase of 10% in our crude oil terminalling and services operating margin. Growth in these segments resulted in an overall increase of 12% in operating margin quarter over quarter. Our only segment not experiencing quarter-over-quarter growth was our trucking and producer field services segment, which faced challenges due to decreased crude oil drilling, increased volume of pipeline-connected barrels and much wetter than normal weather in the areas we serve. Our crude oil terminalling storage rates continue to strengthen as producers opt to store their crude in anticipation of increased future demand. Additionally, our crude oil pipeline volumes remain steady, particularly on our Oklahoma mainline and West Texas Pecos River systems. Our strong performance even in these tough market conditions gives us options to consider growth opportunities including additional acquisitions in our crude oil and asphalt terminalling businesses.”

“Progress continues on our 160-mile, 16-inch diameter Knight Warrior pipeline, which will serve the growing Eaglebine/Woodbine crude oil production play in East Texas. We have begun construction at our three station sites, Midway, North Zulch and Roans Prairie, and we have awarded contracts for long-lead equipment. Engineering, environmental, and permitting work is well underway and we expect to begin purchasing right of way during the third quarter. With startup operations anticipated to begin in the second quarter 2016, the Knight Warrior pipeline will provide customers a way to safely, securely and reliably transport product at an economic price to Houston area refineries and storage facilities.”

“We are very pleased that we were able to increase our common unit distribution to $0.1425 for the quarter, marking the twelfth consecutive quarterly increase for the Partnership and representing an increase of 7.5% over the second quarter of 2014, which is at the high end of our previous guidance. The increase in distribution reflects our commitment to maximize value for unitholders.”

Results of Operations
The following table summarizes the financial results for the three and six months ended June 30, 2014 and 2015 (in thousands except per unit data):

	Three Months ended June 30,		Six Months ended June 30,
	2014	2015	2014	2015
	(unaudited)
Service revenue:
Third party revenue	$35,197	$36,389	$69,433	$68,512
Related party revenue	10,600	10,185	22,806	20,418
Total revenue	45,797	46,574	92,239	88,930
Expense:
Operating	34,475	33,383	69,976	65,768
General and administrative	4,371	4,667	8,857	9,644
Total expense	38,846	38,050	78,833	75,412
Gain (loss) on sale of assets	575	(40)	972	264
Operating income	7,526	8,484	14,378	13,782
Other income (expense):
Equity earnings in unconsolidated affiliate	258	1,283	54	1,939
Interest expense (net of capitalized interest of $80, $50, $160 and $73, respectively)	(4,031)	(1,951)	(6,686)	(6,234)
Income before income taxes	3,753	7,816	7,746	9,487
Provision for income taxes	134	106	234	198
Net income	$3,619	$7,710	$7,512	$9,289

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$96	$241	$189	$344
Preferred interest in net income	$5,391	$5,391	$10,782	$10,782
Income (loss) available to limited partners	$(1,868)	$2,078	$(3,459)	$(1,837)

Basic and diluted net income (loss) per common unit	$(0.08)	$0.06	$(0.15)	$(0.05)

Weighted average common units outstanding - basic and diluted	22,925	32,915	22,910	32,905

The table below summarizes our financial results by operating segment margin for the three and six months ended June 30, 2014 and 2015 (dollars in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(in thousands)	2014	2015	2014	2015	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt services operating margin	$10,101	$12,662	$17,953	$21,275	$2,561	25%	$3,322	19%
Crude oil terminalling and storage operating margin	4,431	4,882	10,816	8,950	451	10%	(1,866)	(17)%
Crude oil pipeline services operating margin	1,648	2,020	2,252	4,770	372	23%	2,518	112%
Crude oil trucking and producer field services operating margin	1,596	365	4,013	1,551	(1,231)	(77)%	(2,462)	(61)%
Total operating margin, excluding depreciation and amortization	$17,776	$19,929	$35,034	$36,546	$2,153	12%	$1,512	4%

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation and gains related to investments. Distributable cash flow is defined as adjusted EBITDA, plus or minus cash proceeds from sale of investments, cash paid for interest, maintenance capital expenditures, and cash paid for taxes. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (dollars in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2015	2014	2015
Net income	$3,619	$7,710	$7,512	$9,289
Interest expense	4,031	1,951	6,686	6,234
Gain related to investments	—	—	—	(267)
Income taxes	134	106	234	198
Depreciation and amortization	6,454	6,738	12,771	13,384
Non-cash equity-based compensation	584	722	1,043	1,275
Adjusted EBITDA	$14,822	$17,227	$28,246	$30,113
Cash proceeds from sale of investments	—	—	—	2,346
Cash paid for interest	(2,191)	(2,530)	(4,535)	(4,825)
Cash paid for taxes	(433)	(384)	(513)	(384)
Maintenance capital expenditures, net of reimbursable expenditures	(1,466)	(1,020)	(2,490)	(2,926)
Distributable cash flow	$10,732	$13,293	$20,708	$24,324

Distribution declared (1)	$8,728	$10,477	$17,386	$20,821
Distribution coverage ratio	1.23	1.27	1.19	1.17
______________
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(in thousands)	2014	2015	2014	2015	$	%	$	%
Total operating margin, excluding depreciation and amortization	$17,776	$19,929	$35,034	$36,546	$2,153	12%	$1,512	4%
Depreciation and amortization	(6,454)	(6,738)	(12,771)	(13,384)	(284)	4%	(613)	5%
General and administrative expense	(4,371)	(4,667)	(8,857)	(9,644)	(296)	7%	(787)	9%
Gain (loss) on sale of assets	575	(40)	972	264	(615)	(107)%	(708)	(73)%
Operating income	$7,526	$8,484	$14,378	$13,782	$958	13%	$(596)	(4)%

Investor Conference Call

The Partnership will discuss second quarter 2015 results during a conference call on Thursday, August 6, 2015 at 2:00 p.m. CDT (3:00 p.m. EDT). The conference call will be accessible through the Investors Section of the Partnership’s Website at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International participants will be able to connect to the conference by calling 1-412-317-6026.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Website for 20 days, and a recording will be available by phone for 30 days. The replay will be available by calling 1-877-870-5176 in the U.S. or 1-858-384-5517 from international locations. The passcode for both is 10070268.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.7 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 900 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 250 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.3 million barrels of combined asphalt product and residual fuel oil storage located at 43 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900